Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-168700 on Form S-3 of our reports dated March 1, 2013, relating to the consolidated financial statements of Baltic Trading Limited, and the effectiveness of Baltic Trading Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Baltic Trading Limited for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 14, 2013